Exhibit 99.1

Press Release
www.shire.com

Shire Files Complete Response to FDA’s Not Approvable Letter for FIRAZYR® (icatibant) for the Treatment of Acute Attacks of Hereditary Angioedema

Dublin, Ireland and Lexington, Massachusetts, US – February 28, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced that it has submitted a complete response to the not approvable letter issued by the US Food and Drug Administration (FDA) to Jerini AG in April 2008 regarding its New Drug Application for FIRAZYR® (icatibant) for the treatment of acute attacks of hereditary angioedema (HAE).  Once the FDA acknowledges receipt of the file, a timeline for completing the review of this Class II resubmission will be communicated to Shire.

Shire’s complete response includes additional data requested by the agency regarding FIRAZYR’s efficacy and safety in treating HAE attacks. Shire conducted an additional Phase III clinical study (FAST-3), and in December 2010 reported positive efficacy and safety results. The Company’s complete response is based primarily on recent results from the FAST-3 study and the ongoing self-administration study, as well as the previously published FAST-1 and FAST-2 studies.

“It is very rewarding to announce the submission of our complete response to the FDA on February 28th, which is World Rare Disease Day,” said Sylvie Grégoire, President of Shire HGT.  “As an organization we are dedicated to bringing novel therapies for rare diseases to patients; products that can make a positive impact on their lives. We look forward to continued collaboration with the FDA to bring forward an important new therapeutic option for HAE patients.”

About FIRAZYR
The active substance, icatibant, is a specific bradykinin B2 receptor antagonist. It represents a novel, targeted, subcutaneously-administered approach to the treatment of HAE attacks designed to block the effects of bradykinin, the key mediator of edema formation. FIRAZYR is a synthetic decapeptide (a peptide containing ten amino acids).

FIRAZYR is currently approved in 37 countries worldwide, including the countries of the European Union, for the symptomatic treatment of acute attacks of HAE in adults (with a C1-INH deficiency). Icatibant has an orphan drug designation status in the EU and US for treatment of hereditary angioedema. Where commercially available, the drug is supplied in a pre-filled 3 ml syringe. FIRAZYR can be stored at up to 25 degrees Celsius without refrigeration.

In January 2011, the Committee for Medicinal Products for Human Use of the European Medicines Agency issued a positive opinion for a change in the FIRAZYR label in the EU to include self-administered subcutaneous injections in patients who are experiencing acute attacks of HAE.

FIRAZYR is not available in all countries and prescribing information may differ between countries.  Please consult your local prescribing information.

Important Safety Information
Almost all subjects who were treated with FIRAZYR in clinical trials developed reactions at the site of injection (characterized by skin irritation, swelling, pain, itchiness, erythema, and burning sensation). Caution should be observed when FIRAZYR is administered to patients with acute ischemic heart disease or unstable angina pectoris and in the weeks following a stroke.

About HAE
HAE is a rare genetic disease. Type I and Type II HAE are caused by low levels or a dysfunction of

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

C1 esterase inhibitor (C1-INH).  Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, the key mediator of HAE symptoms.

HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in case of abdominal attacks. Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedemas caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE.Signs and symptoms of HAE do not respond to standard treatments for allergic angioedema.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280
	Jessica Cotrone (jcotrone@shire.com)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX